Calculation of Filing Fee Tables
S-8
TotalEnergies SE
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Shares, par value 2.50 euros per share	Other	9,643,819	$ 87.97	$ 848,366,757.43	0.0001381	$ 117,159.45
Total Offering Amounts:						$ 848,366,757.43		$ 117,159.45
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 117,159.45
Offering Note
[1]	The maximum number of Shares to be delivered that may be offered under the TotalEnergies SE 2026 Performance Share Grant Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein. Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant's Shares reported on The New York Stock Exchange on June 12, 2026, which date is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources